Exhibit 99.1

KYNDRYL REPORTS FOURTH QUARTER AND FULL-YEAR 2023 RESULTS

●	Revenues for the quarter ended March 31, 2023 total $4.3 billion, net loss is $737 million, adjusted EBITDA is $476 million, and adjusted pretax loss is $61 million
●	Fiscal year 2023 revenues total $17.0 billion, net loss is $1.4 billion, adjusted EBITDA is $2.0 billion, and adjusted pretax loss is $217 million
●	Exceeded all first-year targets for Alliances, Advanced Delivery and Accounts initiatives
●	Provides outlook for fiscal year 2024, reflecting continuing progress on the ‘three-A initiatives’

NEW YORK, May 16, 2023 — Kyndryl Holdings, Inc. (NYSE: KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended March 31, 2023, the fourth quarter of its 2023 fiscal year.

“We delivered strong financial results in the fourth quarter, and we solidified our leadership position in infrastructure services throughout fiscal year 2023,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter. “We are successfully leveraging our alliances with leading technology providers, driving quality and efficiency through advanced delivery of our services, and positioning our business for margin expansion.

“This year, we will accelerate our transformation, double down on our three-A’s strategy, grow Kyndryl Consult, provide exceptional service to our customers, expand our margins and create more value for shareholders.”

Results for the Fiscal Fourth Quarter Ended March 31, 2023

For the fourth quarter, Kyndryl reported revenues of $4.3 billion, a year-over-year decline of 4% and a 1% increase in constant currency. The Company reported a pretax loss of $288 million and a net loss of $737 million, or $(3.24) per diluted share, in the quarter, compared to a net loss of $229 million in the prior-year period. The pretax loss in the quarter included transaction-related costs, workforce rebalancing charges and lease-exit costs, as discussed below.

Adjusted pretax loss was $61 million, compared to adjusted pretax loss of $51 million in the prior-year period. Currency movements had a negative year-over-year impact of approximately $22 million on adjusted pretax loss. Adjusted EBITDA of $476 million compares to $536 million of adjusted EBITDA in the prior-year period, primarily driven by unfavorable currency movements of approximately $44 million and anticipated software cost increases of $50 million.

Results for the Fiscal Year Ended March 31, 2023

For the fiscal year ended March 31, 2023, Kyndryl reported revenues of $17.0 billion, a decline of 7%, or unchanged in constant currency, compared to the year ended March 31, 2022. The

Company reported a pretax loss of $851 million in fiscal year 2023, which included transaction-related costs, workforce rebalancing charges and lease-exit costs, as discussed below. The Company had a net loss of $1.4 billion and net margin of (8.1%) for the year, compared to a net loss of $2.0 billion in the year ended March 31, 2022. Cash flows from operations were a source of cash of $781 million.

Kyndryl reported adjusted EBITDA of $2.0 billion in fiscal year 2023, compared to adjusted EBITDA of $2.2 billion in the year ended March 31, 2022. The Company had an adjusted pretax loss of $217 million in fiscal 2023, compared to an adjusted pretax loss of $356 million in the year ended March 31, 2022. Adjusted free cash flow was $352 million in fiscal year 2023.

“Our progress in fiscal year 2023 demonstrated that we’re executing a powerful strategy to move our business forward,” said Kyndryl Chief Financial Officer David Wyshner. “In fiscal 2024, we’re driving margin expansion through our three-A initiatives as we accelerate our transformation.”

Recent Developments

●	Alliances initiative – Kyndryl signed contracts tied to cloud hyperscaler alliances with an aggregate value of $1.2 billion in fiscal year 2023, exceeding its $1 billion target for the year. Kyndryl also expanded its cloud-related capabilities, with 35,000 hyperscaler certifications among its employees at the end of the fiscal year, a 100% year-over-year increase.
●	Advanced Delivery initiative – The Company has redeployed more than 5,500 delivery professionals to serve new revenue streams and backfill attrition. This will generate annualized savings of approximately $275 million, exceeding the Company’s $200 million fiscal 2023 year-end objective.
●	Accounts initiative – Kyndryl continued to address elements of its business with substandard margins, bringing the total impact from this initiative to approximately $210 million of annualized benefits, surpassing the Company’s $200 million fiscal 2023 year-end goal.

Primarily due to the Accounts initiative, the projected margins associated with signings in fiscal 2023 increased meaningfully compared to the prior year, reflecting Kyndryl’s emphasis on winning profitable business and its strategic willingness as an independent company to turn away low- and no-margin business.

●	Transaction-related costs – Kyndryl’s reported results for the fiscal fourth quarter and full year reflect $45 million and $264 million, respectively, of transaction-related costs. These included systems-migration and employee-retention costs associated with the Company’s spin-off. Transaction-related cash outlays for the fiscal fourth quarter and full year were $56 million and $363 million, respectively.
●	Workforce rebalancing and lease-exit costs – Kyndryl recorded workforce rebalancing charges of $55 million in the quarter ended March 31, 2023 and expects to incur additional charges of approximately $95 million in fiscal year 2024 related to actions to rebalance its employee population and drive efficiencies. These actions are expected to produce cost savings of approximately $150 million in fiscal year 2024 and

$200 million in fiscal year 2025, most of which are incremental to the benefits from the three-A initiatives.

The Company also recorded costs related to ceasing to use leased and fixed assets of $70 million for the quarter and $80 million for the year ended March 31, 2023. The full or partial exit from more than 50 sites is expected to produce cost savings of approximately $50 million in fiscal year 2024.

Fiscal Year 2024 Outlook

Kyndryl is providing the following outlook for its fiscal year 2024, which runs from April 2023 to March 2024:

●	Revenue growth of (6%) to (8%) in constant currency compared to revenue of $17.0 billion in fiscal 2023, with most of the decline due to accelerated actions by Kyndryl to reduce certain low-margin revenue streams. Based on recent exchange rates, the Company’s outlook implies fiscal 2024 revenue of $16.0 to $16.4 billion. The Company continues to expect to return to positive revenue growth in calendar year 2025.
●	Adjusted EBITDA margin of 12% to 13%, an increase of 40 to 140 basis points compared to 11.6% in fiscal 2023.
●	Adjusted pretax margin of 0% to (1%), an increase of 30 to 130 basis points compared to (1.3%) in fiscal 2023.

The Company also expects to deliver continued progress on its three-A initiatives:

●	Revenue related to cloud hyperscaler alliances of more than $300 million.
●	Cumulative annualized benefits from Advanced Delivery of approximately $450 million by March 2024.
●	Cumulative annualized benefits from its Accounts initiative of approximately $400 million by March 2024.

Forecasted amounts are based on currency exchange rates as of May 2023.

Earnings Conference Call and Webcast

Kyndryl’s earnings call for the fourth fiscal quarter is scheduled to begin at 8:30 a.m. ET on May 17, 2023. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website shortly before the call on May 17, 2023. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider, serving thousands of enterprise customers in more than 60 countries. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release, are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “seek,” “aim” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to the Company’s spin-off from IBM; failure to attract new customers, retain existing customers or sell additional services to customers; technological developments and the Company’s response to such developments; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers and partners; inability to attract and retain key personnel and other skilled employees; the impact of local legal, economic, political, health and other conditions; a downturn in economic environment and customer spending budgets; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities, and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses; risks relating to cybersecurity and data privacy; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and may be further updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. As previously announced, Kyndryl changed its fiscal year-end from December 31 to March 31, effective for the fiscal year that began April 1, 2022 and ended March 31, 2023.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted EBITDA margin, adjusted pretax margin and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the individual components of such reconciliation are not currently available without unreasonable effort. For the same reason, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
Revenues	$4,255	$4,431	$17,026	$18,317

Cost of services	$3,612	$3,824	$14,498	$16,057
Selling, general and administrative expenses	783	690	2,914	2,752
Workforce rebalancing charges (benefits)	55	—	71	(13)
Transaction-related costs	45	58	264	630
Impairment expense	—	—	—	469
Interest expense	28	21	94	71
Other expense	19	27	35	40
Total costs and expenses	$4,543	$4,620	$17,876	$20,006

Income (loss) before income taxes	$(288)	$(189)	$(851)	$(1,689)
Provision for income taxes	$449	$40	$524	$350
Net income (loss)	$(737)	$(229)	$(1,374)	$(2,039)

Earnings per share data
Basic earnings (loss) per share	$(3.24)	$(1.02)	$(6.06)	$(9.09)
Diluted earnings (loss) per share	(3.24)	(1.02)	(6.06)	(9.09)

Weighted-average basic shares outstanding	227.6	224.4	226.7	224.2
Weighted-average diluted shares outstanding	227.6	224.4	226.7	224.2

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended March 31,		Year-over-Year Growth
			As	Constant
Segment Results	2023	2022	Reported	Currency
Revenue
United States	$1,145	$1,169	(2%)	(2%)
Japan	648	706	(8%)	4%
Principal Markets[1]	1,497	1,579	(5%)	1%
Strategic Markets[1]	966	978	(1%)	3%
Total revenue	$4,255	$4,431	(4%)	1%
Adjusted EBITDA
United States	$200	$248
Japan	89	154
Principal Markets	123	98
Strategic Markets	84	92
Corporate and other[3]	(21)	(56)
Total adjusted EBITDA	$476	$536

	Year Ended March 31,		Year-over-Year Growth
			As	Constant
Segment Results	2023	2022	Reported	Currency
Revenue
United States	$4,726	$4,745	(0%)	(0%)
Japan	2,502	2,866	(13%)	5%
Principal Markets[1]	5,957	6,838	(13%)	(4%)
Strategic Markets[1]	3,840	3,867	(1%)	6%
Total revenue	$17,026	$18,317	(7%)	0%
Adjusted EBITDA[2]
United States	$839	$910
Japan	407	532
Principal Markets	371	387
Strategic Markets	436	535
Corporate and other[3]	(77)	(170)
Total adjusted EBITDA	$1,975	$2,195

	March 31,	March 31,
Balance Sheet Data	2023	2022
Cash and equivalents	$1,847	$2,134
Debt (short-term and long-term)	3,221	3,223

[1]

Principal Markets is comprised of Kyndryl’s operations in Australia/New Zealand, Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations.

[2]

The Company refined certain allocation methodologies related to its measure of segment adjusted EBITDA and has accordingly recast certain prior-period information through December 31, 2021 to reflect these updates. For more information, see the Company’s Form 8-K/A filed with the SEC on May 27, 2022.

[3]	Represents net amounts not allocated to segments.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Year Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(1,374)	$(2,039)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	900	1,206
Depreciation of right-of-use assets	428	331
Amortization of transition costs and prepaid software	1,199	1,274
Amortization of capitalized contract costs	472	539
Amortization of intangible assets	46	37
Goodwill impairment	—	469
Stock-based compensation	113	86
Deferred taxes	285	(428)
Net (gain) loss on asset sales and other	6	23
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(1,592)	(1,743)
Right-of-use assets and liabilities (excluding depreciation)	(361)	(373)
Workforce rebalancing liabilities	41	(277)
Receivables	664	(969)
Accounts payable	282	608
Taxes (including items settled with former Parent in prior-year period)	90	854
Other assets and other liabilities	(415)	800
Net cash provided by operating activities	$781	$398

Cash flows from investing activities:
Capital expenditures	$(865)	$(752)
Proceeds from disposition of property and equipment	23	109
Other investing activities, net	7	(54)
Net cash used in investing activities	$(835)	$(697)

Cash flows from financing activities:
Debt repayments	$(118)	$(100)
Proceeds from issuance of debt, net of debt issuance costs	—	3,035
Net transfers (to) from Parent	—	(490)
Short-term borrowings (repayments), net	—	(2)
Common stock repurchases for tax withholdings	(19)	(4)
Other financing activities, net	(4)	(10)
Net cash provided by (used in) financing activities	$(141)	$2,429

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(100)	$(26)
Net change in cash, cash equivalents and restricted cash	$(294)	$2,104

Cash, cash equivalents and restricted cash at beginning of period	$2,154	$50
Cash, cash equivalents and restricted cash at end of period	$1,860	$2,154

Supplemental data
Income taxes paid, net of refunds received	$167	$59
Interest paid on debt	$98	$5

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it improves visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs, charges related to ceasing to use leased / fixed assets, charges related to lease termination, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of intangible assets, workforce rebalancing charges, impairment expense, significant litigation costs and foreign currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income, as defined above, by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease termination, transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease termination, workforce rebalancing payments and significant litigation payments, less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of net income (loss)
to adjusted pretax income (loss)	Three Months Ended March 31,		Year Ended March 31,
and adjusted EBITDA	2023	2022	2023	2022
Net income (loss) (GAAP)	$(737)	$(229)	$(1,374)	$(2,039)
Provision for (benefit from) income taxes	449	40	524	350
Workforce rebalancing charges	55	—	71	(13)
Charges related to ceasing to use leased/fixed assets and lease terminations	70	—	80	—
Transaction-related costs	45	58	264	630
Stock-based compensation expense	32	31	113	86
Goodwill impairment	—	—	—	469
Amortization of acquisition-related intangible assets	11	7	46	37
Other adjustments[1]	14	43	59	124
Adjusted pretax income (loss) (non-GAAP)	$(61)	$(51)	$(217)	$(356)
Interest expense	28	21	94	71
Depreciation of property, equipment and capitalized software	219	246	900	1,206
Amortization of transition costs and prepaid software	290	319	1,199	1,274
Adjusted EBITDA (non-GAAP)	$476	$536	$1,975	$2,195
Adjusted EBITDA margin	11.2%	12.1%	11.6%	12.0%

1 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs, and foreign currency impacts of highly inflationary countries.

Reconciliation of cash flow from operations	Year Ended
to adjusted free cash flow	March 31, 2023
Cash flows from operating activities (GAAP)	$781
Plus: Transaction-related payments	363
Plus: Workforce rebalancing payments	40
Plus: Charges related to lease termination	1
Plus: Significant litigation payments	9
Less: Net capital expenditures	(842)
Adjusted free cash flow (non-GAAP)	$352

	Year Ended March 31,
Signings (in billions)	2023	2022
Signings[1]	$12.2	$14.2

[1]	Signings for the year ended March 31, 2023 declined by 14 percent, and 8 percent in constant currency, when compared to the year ended March 31, 2022.